Exhibit 99.1

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of the 5 day of October, 2022, by and among ACNB Corporation (“Corporation”), a Pennsylvania business corporation having a principle place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, ACNB Bank (“Bank”), a Pennsylvania state-chartered bank having a principle place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and James P. Helt (“Executive”), an individual residing in Pennsylvania.

WITNESSETH:

WHEREAS, the Corporation is a registered financial holding company;

WHEREAS, the Bank is a subsidiary of the Corporation;

WHEREAS, on April 15, 2009, Executive entered into an employment agreement with the Bank, which was amended on December 27, 2016 (“2009 Employment Agreement”) and amended and restated on August 14, 2018 (“2018 Employment Agreement”);

WHEREAS, Executive serves as President and Chief Executive Officer of the Corporation and President and Chief Executive Officer of the Bank; and

WHEREAS, the parties would like to enter into an amended and restated employment agreement, at which time the 2018 Employment Agreement and any amendments thereto will be null and void and without further effect.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Employment.

The Corporation and Bank hereby employ Executive, and Executive hereby accepts, employment with the Corporation and Bank, under the terms and conditions set forth in this Agreement.

2.	Duties of Executive. Executive shall serve as the President and Chief Executive Officer of the Corporation and the Bank reporting only to the Board of Directors of the Corporation and Bank. Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors of the Corporation and Bank, provided that such duties are consistent with the Executive’s position as President and Chief Executive Officer of the Corporation and Bank.

3.	Engagement in Other Employment. Executive shall devote his full working time, ability, skill, energy, attention and best efforts to the business of the Corporation and Bank and/or their subsidiaries or affiliates in a manner that will faithfully and diligently further the best interests of the Corporation and Bank during the term of this Agreement. The Executive shall notify the Board of Directors of the Corporation and Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, upon written notification to the Board of Directors of the Corporation and Bank, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Corporation’s and Bank’s Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition and performance of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates.

4.	Term of Agreement.

(a)	This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the date first written above, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial Term”). The Employment Period shall be extended automatically for one (1) additional year on the first annual anniversary date of the commencement of the Initial Term (the date first above written), and then on each anniversary date of this Agreement thereafter, unless the Bank or Executive gives contrary written notice to the other not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for a three (3) year period thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

(b)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of the Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i)      Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(ii)      Executive’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii)     Executive’s willful failure to substantially perform Executive’s duties to the Corporation or Bank and/or their subsidiaries, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv)    Executive’s intentional violation of the provisions of this Agreement, after written notice from the Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v)     dishonesty or gross negligence of the Executive in the performance of his duties;

(vi)    Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or by an appropriate banking regulatory agency;

(vii)   conduct by the Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Corporation which brings material public discredit to the Corporation or the Bank and which results or may be reasonably expected to result in material financial or other material harm to the Corporation or the Bank;

(viii)  Executive’s breach of fiduciary duty involving personal profit;

(ix)     unlawful harassment by the Executive against employees, customers, business associates, contractors, or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation, following an investigation of the claims by a third party unrelated to the Corporation or Bank chosen by the Executive, the Corporation and the Bank.  If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

(x)      the willful violation by the Executive of the provisions of Section 9, 10, 11 or 18 hereof, after written notice from the Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

(xi)     the willful violation of any material law, rule or regulation governing banks or financial or bank holding companies, or the officers thereof or any final cease and desist order issued by a bank regulatory authority having appropriate jurisdiction;

(xii)   theft or material abuse by Executive of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors, or business associates;

(xiii)  any act of fraud, misappropriation or material personal dishonesty;

(xiv)  gross insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Corporation, after written notice from the Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice; or,

(xv)   the existence of any material conflict between the interests of the Corporation or the Bank and the Executive that is not disclosed in writing by the Executive to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

(xvi)  Before taking any vote under subparagraphs (vii), (ix) or (xiv) above, all which require notice, Executive shall be entitled to appear before the Board and present Executive’s position as to any issues about which Executive has been notified by the Board in writing.  Such appearance shall be within a reasonable period of time following written notice to Executive of the issues but in no event longer than thirty (30) days after the date of said written notice.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(c)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean unless agreed to in writing by the Executive (i) the assignment of duties and responsibilities inconsistent with Executive’s status as President and Chief Executive Officer of the Corporation or the Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than fifty (50) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any removal of the Executive from office or any adverse change in the terms and conditions, responsibilities, duties, reporting, compensation or benefits of the Executive’s employment, except for any termination of the Executive’s employment for Cause, (iv) any reduction in the Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, or (v) any failure of the Corporation or Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce or change any of such benefits unless such reduction or change is part of a reduction or change applicable to all employees and then only to the same extent.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition.  In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice to the Corporation and the Bank.

If such termination occurs for Good Reason, then the Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings.  In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot legally provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premiums or costs paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.  However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, or Section 280G of the Code, or any successor Code sections thereto, the Bank will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or excise tax on such Gross-up Payment) will be equal to the amount of the excise tax.

Notwithstanding any other provision, in the event that Executive is determined to be a specified employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one (1) day following six (6) months from the date of separation of service as that term is defined in Section 409A of the Code.

(d)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than seventy-five percent (75%) of the Executive’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank, until the earliest of (i) Executive’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his disability, or, if the Bank legally cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premiums or costs paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Executive shall have a Disability if, the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. The Executive shall have no duty to mitigate any payment provided for in this Section 4(d) by seeking other employment. In addition, Disability shall also have the meaning provided in Code Section 409A and the regulations promulgated thereunder.

(e)	In the event that Executive terminates his employment without Good Reason as defined in Section 4(c), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(f)	Executive agrees that in the event his employment under this Agreement is terminated, then effective upon such termination, Executive shall resign, and hereby upon such event resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)	The term “Agreed Compensation” shall mean the sum of (i) the Executive’s highest Annual Base Salary under the Agreement, and (ii) the average of the Executive’s annual bonuses with respect to the three (3) calendar years immediately preceding the Executive’s termination.

5.	Employment Period Compensation.

(a)	Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $525,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

(b)	Bonus. For services performed by Executive under this Agreement, the Bank may, from time to time, pay a bonus or bonuses to Executive as the Corporation, Bank or an affiliate thereof, in its sole discretion, deems appropriate. The payment, or non-payment, of any such bonuses shall not reduce or otherwise affect any other obligation of the Corporation or Bank to Executive provided for in this Agreement. Executive shall be eligible to participate in the Bank’s Variable Compensation Plan, subject to its terms and conditions as may exist from time to time. Payment of a bonus, pursuant to a Plan or otherwise, shall not constitute a change to Annual Base Salary or provide a contractual right to future payments of bonus under this Agreement. All Plans shall be subject to terms of such Plan except as provided by Code Section 409A.

(c)	Paid Time-off. During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan currently in effect. Executive shall be able to accumulate unused paid time-off from one (1) year to the next not to exceed forty-five (45) days in total. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Board of Directors of the Bank.

(d)	Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Corporation and Bank, subject to the terms of said plan, until such time that the Board of Directors of the Corporation or Bank authorize a change in such benefits. The Corporation or Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Corporation or Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Corporation or Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(e)	Voluntary Annual Physical Examination. The Bank shall pay or reimburse the Executive for up to five hundred dollars ($500) of the cost, if any, in excess of applicable insurance coverage for an annual physical examination conducted by a Pennsylvania licensed physician selected by the Executive, the results of which examination shall not be required to be disclosed to the Bank. Any such reimbursement shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with Bank policies.

(f)	Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Corporation or Bank for its executive officers.

(g)	Membership Dues. During the term of this Agreement, the Bank shall reimburse to the Executive the initiation fee, “family” membership dues and member assessments to the Country and Business Clubs, as selected by Executive (the “Clubs”), incurred by the Executive to obtain and maintain membership in such Clubs. Business expenses incurred by Executive at the Clubs shall be subject to reimbursement in accordance with the reimbursement policies adopted by the Bank for its senior executive officers.

(h)	Automobile. The Executive shall be entitled to the use of a Bank provided automobile and the Bank shall pay all expenses relating thereto, including fuel, oil, maintenance and insurance. The use of said automobile shall be limited to the Executive, his spouse, authorized Bank personnel, or a designated driver in the event of an emergency.

6.	Termination of Employment Following Change in Control.

(a)	If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within two (2) years of a Change in Control or (2) Executive terminates Employment for Good Reason as defined in Section 4(c) within one (1) year of a Change in Control or (3) Executive experiences an involuntary Separation of Service within two (2) years of a Change in Control or (4) at the option of Executive, exercisable by Executive within one year of the Change in Control, the Executive terminates employment and gives notice of the intention to collect benefits under this Agreement by delivering written notice (the “Notice of Termination”) to the Corporation or Bank, then the provisions of Section 7 of this Agreement shall apply.

(b)	As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations, and guidance promulgated thereunder:

(i)      (A) a merger, consolidation or division involving the Corporation or the Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or the Bank, or (C) a purchase by the Corporation or the Bank of substantially all of the assets of another entity, unless after such merger, consolidation, division, sale, exchange, transfer, purchase or disposition a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction (and of the Board of Directors of such entity’s parent corporation, if any,) are former members of the Board of Directors of the Corporation or the Bank; or,

(ii)     any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities; or,

(iii)    during any period of one (1) year during the Employment Period, individuals who at the beginning of such period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

A Change in Control shall also mean the change in ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, as defined by Code Section 409A and the regulations and guidance thereunder, including, but not limited to, Treasury Regulation §1.409A-3(i)(5).

7.	Rights in Event of Termination Following a Change in Control.

(a)	In the event that Executive delivers a Notice of Termination (as defined in Section 6(a) of this Agreement) to the Corporation or Bank or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Executive a lump sum amount equal to and no greater than 2.99 times the Executive’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank legally cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premiums or costs paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. However, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 280G or Section 4999 of the Code, or any Successor Code sections thereto, the Bank will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or excise tax on such Gross-up Payment) will be equal to the amount of the excise tax.

Notwithstanding any other provision, in the event that Executive is determined to be a specified employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one (1) day following six (6) months from the date of separation of service as that term is defined in Section 409A of the Code.

(b)	Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.	Rights in Event of Termination of Employment Absent Change in Control.

(a)	In the event that Executive’s employment is involuntarily terminated by the Corporation or Bank without Cause and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if the Bank cannot legally provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premiums or costs paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. However, in the event the payments described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, or Section 280G of the Code, or any Successor Code sections thereto, the Bank will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or excise tax on such Gross-up Payment) will be equal to the amount of the excise tax.

Notwithstanding any other provision, in the event that Executive is determined to be a specified employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one (1) day following six (6) months from the date of separation of service as that term is defined in Section 409A of the Code.

(b)	Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 8 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9.	Covenant Not to Compete.

(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

(i)      be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank or financial holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or Bank is located or in any county contiguous to such county at the end of the Employment Period (the “Non-Competition Area”);

(ii)     provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank or financial holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period and remain so engaged in at the end of the Employment Period, in the Non-Competition Area;

(iii)    directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within six (6) months of Executive’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries; or,

(iv)   directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

(b)	It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)	The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on one of the following dates as applicable:

(i)      if Executive voluntarily terminates his employment in accordance with the provisions of Section 4(e) of this Agreement (relating to termination without Good Reason), the second anniversary date of the effective date of termination of employment;

(ii)     if Executive’s employment terminates in accordance with the provisions of Section 4(b) of this Agreement (relating to termination for Cause), the first anniversary date of the effective date of termination of employment;

(iii)    if the Executive voluntarily terminates his employment in accordance with the provisions of Section 4(c) of this Agreement (relating to termination by Executive for Good Reason), the second anniversary date of the effective date of termination of employment;

(iv)    if the Executive’s employment is involuntarily terminated in accordance with the provisions of Section 6 of this Agreement (relating to involuntary termination without Cause following a Change in Control), the second anniversary date of the effective date of termination of employment; or,

(v)     if the Executive’s employment is involuntarily terminated in accordance with the provisions of Section 8 of this Agreement (relating to involuntary termination without Cause absent a Change in Control), the second anniversary date of the effective date of termination of employment.

10.	Unauthorized Disclosure. During the Employment Period, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, strategic or business plans, operational plans, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.	Work Made for Hire. Any work performed by the Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. copyright laws and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.	Return of Company Property and Documents. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, laptops, electronic tablets, smart devices, all other electronic devices, records, strategic or business plans, operational plans, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

13.	Liability Insurance. The Corporation and Bank shall obtain liability insurance coverage for the Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Corporation and Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Corporation and Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, executive or agent of the Corporation or Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no or insufficient insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Corporation, Bank or Executive as the insured. Except to the extent inconsistent with the Corporation’s or Bank’s articles of incorporation or bylaws, the Corporation and Bank will indemnify the Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s service as an officer and employee of the Corporation and Bank and their subsidiaries, which indemnification shall be provided following termination of employment for so long as Executive may have liability with respect to Executive’s service as an officer or employee of the Corporation or Bank and their subsidiaries. The Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers of the Corporation and Bank under such policies.

14.	Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.	Survival. The provisions, rights and obligations of Paragraphs or Sections 9, 10, 11, 12, 13, 18, 19, 20, 21 and 22 shall survive the expiration or termination of this Agreement.

16.	Section 409A.

(a)	If when Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive’s separation from service, as defined in Code Section 409A, for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement. Provided, however, no payments shall be made earlier than permitted under Code Section 409A.

(b)	Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)	The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(d)	Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.

(e)	409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Corporation or Bank be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code Section 409A (“Section 409A”) earlier than the earliest permissible date under Section 409A that such amount could be paid without additional taxes or interest being imposed under Section 409A. The Corporation, Bank and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A. Without limiting the generality of the foregoing, in the event Executive is to receive a payment of compensation hereunder that is or account of a Separation from Service, such payment is subject to the provisions of Section 409A, and Executive is a key employee of the Corporation or Bank, then payment shall not be made before the date that is six months after the date of Separation from Service (or, if earlier than the end of the six month period, the date of the Executive’s death). Amounts otherwise payable during such six month payment shall be accumulated and paid in a lump sum on the first day of the seventh month. For purposes hereof, Executive is a key employee of the Corporation or Bank if, on his date of separation from service, the Corporation is publicly traded and he met the definition key employee found in Code Section 416(i)(1)(A)(i), (ii) or (iii) (disregarding Section 416(i)(5)) as of the last day of the calendar year preceding the date of separation.

17.	Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce this Agreement, the parties hereby consent to the jurisdiction of the Court of Common Pleas of Adams County located in Gettysburg, Pennsylvania. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such court; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process.

18.	Clawback. Executive acknowledges that Executive is subject to any clawback policy that may be adopted by the Board of Directors of the Corporation and any clawback requirements, regulations or rules of the U.S. Securities and Exchange Commission, or any national securities exchange on which the Corporation has a class of securities listed, or any federal bank, or bank or financial holding company, regulatory authority having jurisdiction thereof. Absent any formal clawback policy, the Executive also agrees that Executive shall be required to forfeit and pay back to the Corporation and Bank any bonus or other incentive compensation paid to or received by Executive if (a) a court makes a final determination that the Executive directly or indirectly engaged in fraud or willful or intentional misconduct that caused or partially caused the need for a material financial restatement by the Corporation; (b) 75% of the independent members of the Board of Directors of the Corporation determine that the Executive has committed a willful or intentional material violation of the Employer Code of Conduct; or (c) the Corporation or Bank are required to do so under the regulations, rules, orders, or enforcement actions of the U.S. Securities and Exchange Commission, the Federal Reserve Board or regional bank thereof, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities or the national securities exchange on which the Corporation has a class of securities listed.

19.	Non-Disparagement. Upon termination of employment hereunder, Executive agrees that Executive shall not malign, criticize or otherwise disparage the Corporation, Bank, subsidiaries thereof, affiliates or any of their respective officers, employees or directors.

20.	Attorney’s Fees and Related Expenses. After a Change in Control, or after the execution of an agreement to effect a Change in Control, if Executive prevails in connection with enforcing Executive’s right under this Agreement, then the enforcement by Executive of Executive’s rights under this Agreement including all reasonable attorney’s fees and related expenses incurred by Executive shall be paid by the Bank or any successor Corporation, Bank or entity thereto.

21.	Disclosure. Executive agrees to disclose the restrictive covenants contained in Section 9 of this Agreement to any prospective employer prior to employment with the prospective employer both during his employment by the Corporation and Bank and for a period of two (2) years following termination of employment with the Corporation and Bank.

22.	Excess Parachute Gross-up Payment. If any payment, benefit or amount distributable under this Agreement when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment would result in the imposition or would create an excise tax under the excess parachute rules of Code Section 280G, Code Section 4999 or any other successor Code sections thereto, the Bank or successor thereto, shall distribute to the Executive an additional cash payment (the “Gross-up Payment”) in an amount such that the after tax proceeds of such Gross-up Payment (including income tax or excise tax on such Gross-up Payment) will be equal to the amount of the excise tax. The Gross-up Payment shall be paid in the same manner as the Change in Control benefit described in Section 7.

23.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive office of the Corporation and Bank, in the case of notices to the Corporation and the Bank.

24.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Corporation or the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

25.	Assignment. This Agreement shall not be assignable by any party, except by the Corporation or the Bank to any successor in interest to its business.

26.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and/or the Corporation and this Agreement contains all the covenants and agreements between the parties with respect to employment. This Agreement specifically releases all parties of any rights and obligations under the Executive Employment Agreements of April 15, 2009 and August 22, 2018, and all amendments thereto, and said 2009 Employment Agreement and 2018 Employment Agreement and all amendments thereto are hereafter null and void.

27.	Successors; Binding Agreement.

(a)	The Corporation or the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Corporation and the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Corporation and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive’s employment without Cause or for Good Reason, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

28.	Arbitration. The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 6, 7, 9, 10, 11, 12, 13, 16 18, 19, 20, 21 or 22 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 6, 7, 9, 10, 11, 12, 13, 16 18, 19, 20, 21 or 22 of this Agreement, including an action for injunction or other relief.

29.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

30.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

31.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amended and Restated Employment Agreement to be duly executed in their respective names and, in the case of the Corporation and the Bank, by its authorized representative, effective on the day and year first above written.

ATTEST:	ACNB CORPORATION

/s/ Emily E. Berwager	By	/s/ Alan J. Stock
Alan J. Stock
Chairman of the Board

ACNB BANK

/s/ Emily E. Berwager	By	/s/ Alan J. Stock
Alan J. Stock
Chairman of the Board

WITNESS:	EXECUTIVE

/s/ Emily E. Berwager	/s/ James P. Helt
James P. Helt

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